Exhibit 5.1

McCarthy Tétrault LLP Suite 2400 745 Thurlow Street Vancouver BC V6E 0C5 Canada Tel: 604-643-7100 Fax: 604-643-7900

January 27, 2026

International Tower Hill Mines Ltd.

1570 – 200 Burrard Street

Vancouver, BC V6C 3L6

Dear: Sirs/Mesdames:

Re: International Tower Hill Mines Ltd. (the “Company”)

Public Offering and Concurrent Private Placement of Common Shares

We have acted as counsel to the Company and are delivering this opinion in connection with a public offering (the “Offering”) of up to 33,672,000 common shares of the Company (the “Offered Shares”). The Offering was made pursuant to the shelf registration statement on Form S-3 (File No. 333-273881) that was filed by the Company with the Securities and Exchange Commission (the “SEC”) on August 10, 2023, including the amendments to the Company's shelf registration statement on Form S-3/A filed with the SEC on November 2, 2023 and November 22, 2023, which was declared effective by the SEC on December 4, 2023, and a related prospectus supplement, dated January 22, 2026 (the “Prospectus Supplement”), filed with the SEC pursuant to Rule 424(b) under the Securities Act.

We have examined originals, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents as we have considered necessary in order to express the opinion set out below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, certified or otherwise. We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

The opinion expressed herein is limited to matters governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein, in each case in effect as of the date hereof (“Applicable Law”).

Based upon the foregoing, we are of the opinion that the Offered Shares have been validly issued pursuant to the Offering and are outstanding as fully paid and non-assessable common shares in the capital of the Company.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the current report on Form 8-K filed by the Company with the SEC on January 27, 2026. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the United States Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in Applicable Law.

Yours truly,

/s/ McCarthy Tétrault LLP